Contact: Brock Hill
                                                              (818) 731-8370
FOR IMMEDIATE RELEASE
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             COAST LITIGATION TRUST ANNOUNCES JUDGE'S ENTRY OF
                    ORDER REGARDING GOVERNMENT LIABILITY

         PASADENA, Calif., March 24, 1998 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) announced today that on March 23, 1998 Chief Judge Loren A. Smith entered an order in Coast Federal Bank, Federal Savings Bank v. The United States, Civil Action No. 92-466C in the United States Court of Federal Claims, granting plaintiff's motion for partial summary judgment as to liability with respect to the plaintiff's claim for a capital credit to its net worth.

         The order entered by Judge Smith only addresses the issue of the liability of the United States Government for breach of its contract to grant a capital credit to Coast Federal. The order does not address the issue of what damages, if any, Coast Federal may have sustained as a result of the Government's breach. Such determination is expected to require substantial additional proceedings, including a trial and possible appellate proceedings.

         The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##